Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 No. 333-142898 of Bancolombia S.A. of our report dated June 30, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting as of December 31, 2008 and for the year then ended, which appears in the Bancolombia S.A. Form 20-F, filed before the Securities and Exchange Commission “SEC” on June 30, 2009, as amended by the Amendment No. 1 filed before the SEC on July 24, 2009.
/s/ PricewaterhouseCoopers Ltda.

Medellin, Colombia
July 24, 2009